Exhibit 10.2

DADING MET BETREKKING TOT DE BEËINDIGING VAN DE ARBEIDSOVEREENKOMST (Hierna genoemd de “Dading”)	TRANSACTION REGARDING THE TERMINATION OF THE EMPLOYMENT AGREEMENT (Hereinafter referred to as the “Transaction”)

Deze dading wordt gesloten tussen:	This Transaction is concluded between:

Tenneco Automotive Europe BVBA, met maatschappelijke zetel gevestigd te Schurhovenveld 1037, 3800 Sint-Truiden, België;	Tenneco Automotive Europe BVBA, with registered office located at Schurhovenveld 1037, 3800 Sint-Truiden, Belgium;

Rechtsgeldig vertegenwoordigd door Wolfgang Fries, in zijn hoedanigheid van VP HR;	Duly represented by Wolfgang Fries, in his capacity of VP HR;

Hierna genoemd de “Werkgever”;	Hereinafter referred to as the “Employer”;

En:	And:

De heer Josep Maria FORNOS, met woonplaats te Val des Seigneurs 67a, 1150 Brussels; Hierna genoemd de “Werknemer”;	Mr. Josep Maria FORNOS, residing at Val des Seigneurs 67a, 1150 Brussels; Hereinafter referred to as the “Employee”;

Hierna gezamenlijk genoemd de “Partijen” en elk een “Partij”.	Hereinafter collectively referred to as the “Parties” and each a “Party”.
GELET OP DE HIERNA VOLGENDE OVERWEGINGEN :	WHEREAS :

1.     De Werknemer is in dienst getreden van de Werkgever op 1 juli 2000, met een arbeidsovereenkomst van onbepaalde duur gesloten op 7 juni 2000, als Vice President/General Manager OE Ride Control (hierna genoemd de “Arbeidsovereenkomst”).

1.     The Employee was hired by the Employer on July 1, 2000, with an employment agreement of indefinite duration signed on June 7, 2000, as Vice President/General Manager OE Ride Control (hereinafter referred to as the “Employment Agreement”).

2. Op 1 maart 2007 werd de Werknemer overgedragen naar Heinrich Gillet GmbH (vandaag gekend als Tenneco GmbH), Luitpoldstrasse 83, 67480 Edenkoben,	2. On March 1, 2007, the Employee was transferred to Heinrich Gillet GmbH (today known as Tenneco GmbH), Luitpoldstrasse 83, 67480 Edenkoben, Germany, in order to

Duitsland, om er als General Manager (“Geschäftsführer”) tewerkgesteld te worden en te handelen als Vice President & General Manager OE EC. Een nieuwe overeenkomst werd dienaangaande op dezelfde datum ondertekend (hierna genoemd de “General Manager Dienstverleningsovereenkomst”).

be employed as General Manager (“Geschäftsführer”) and to act as Vice President & General Manager OE EC. A new contract was signed to that effect on same date (hereinafter referred to as the “General Manager Service Contract”).

3.     Bij intentieovereenkomst van augustus 2010, ondertekend op 27 september 2010 (hierna genoemd de “Intentieovereenkomst 1”), werd de Werknemer opnieuw overgedragen naar de Werkgever om tewerkgesteld te worden in zijn nieuwe functie van Senior Vice President, Europa, Zuid-Amerika en India. Zijn tewerkstelling was eveneens het voorwerp van een salary split tussen Spanje, Duitsland, België en Frankrijk.

3.     By letter of understanding of August 2010, signed on September 27, 2010 (hereinafter referred to as “LOU 1”), the Employee was transferred back to the Employer in order to perform his new position as Senior Vice President, Europe, South America and India. His employment situation was also subject to a salary split between Spain, Germany, Belgium and France.

4.     Bij intentieovereenkomst van december 2010, ondertekend op 2 december 2010 (hierna genoemd de “Intentieovereenkomst 2”), werd Intentieovereenkomst 1 beëindigd en vervangen door Intentieovereenkomst 2, terwijl de Werknemer verder zijn functie van Senior Vice President, Europa, Zuid-Amerika en India uitoefende.

4.     By letter of understanding of December 2010, signed on December 2, 2010 (hereinafter referred to as “LOU 2”), LOU 1 was cancelled and replaced by LOU 2, whilst the Employee continued to perform the same function as Senior Vice President, Europe, South America and India.

5. Bij intentieovereenkomst van januari 2012 (hierna genoemd de “Intentieovereenkomst 3”) werd de Werknemer bevorderd tot Executive Senior Vice President Europa, Zuid-Amerika en India.	5. By letter of understanding of January 2012 (hereinafter referred to as “LOU 3”), the Employee was promoted to Executive Senior Vice President Europe, South America and India.

6.     Uiteindelijk, bij intentieovereenkomst van oktober 2015, ondertekend op 29 oktober 2015 (hierna genoemd de “Intentieovereenkomst 4”), werd de Werknemer opnieuw bevorderd om de functie van Executive Vice President Enterprise Business Initiatives uit te oefenen vanaf 1 oktober 2015.

6.     Finally, by letter of understanding of October 7, 2015, signed on October 29, 2015 (hereinafter referred to as “LOU 4”), the Employee was again promoted in order to perform the function of Executive Vice President Enterprise Business Initiatives as of October 1, 2015.

7. Alle hierboven vermelde overeenkomsten (zijnde, de Arbeidsovereenkomst, de General Manager Dienstverlenings-overeenkomst, Intentieovereenkomst 1,	7. All above mentioned agreements (i.e., the Employment Agreement, the General Manager Service Contract, LOU 1, LOU 2, LOU 3 and LOU 4) are hereinafter

Intentieovereenkomst 2, Intentie-overeenkomst 3 en Intentieovereenkomst 4 worden hierna gezamenlijk genoemd de “Arbeidsovereenkomsten”.	collectively referred to as the “Employment Contracts”.

8.     De groep van de Werkgever heeft nu beslist om de tewerkstelling van de Werknemer over te dragen naar Spanje. Een nieuwe overeenkomst zal dienaangaande ondertekend worden. Bijgevolg hebben de Partijen beslist om, bij wederzijds akkoord, een einde te stellen aan de Intentieovereenkomst 4, alsook aan alle voorgaande overeenkomsten die nog steeds van toepassing zouden zijn.

8.     The group of the Employer has now decided to transfer the employment of the Employee to Spain. A new agreement will be concluded in this respect. Consequently, the Parties have decided to terminate the LOU 4 as well as all the former agreements which may still apply by mutual consent.

Als gevolg hiervan, hebben de Partijen met elkaar onderhandelingen gevoerd en zijn Partijen tot deze Dading gekomen, waarbij zij op definitieve en onherroepelijke wijze de modaliteiten van de verbreking van hun contractuele relaties wensen te regelen, evenals elke betwisting die tussen hen kan bestaan, als gevolg van de beëindiging van de Intentieovereenkomst 4 en andere voorgaande overeenkomsten die nog steeds van toepassing zouden zijn.

In this respect, the Parties have negotiated to conclude an amicable settlement and have entered into this Transaction, by which they want to settle definitively and irrevocably the terms and conditions of the termination of the contractual employment relations and any dispute which may exist between them as a result of the termination of the LOU 4 and any of the former agreements which may still apply.

KOMEN PARTIJEN HET VOLGENDE OVEREEN :	IT IS AGREED AS FOLLOWS:

Artikel 1

De Werkgever en de Werknemer komen overeen om de Intentieovereenkomst 4, bij wederzijds akkoord, te beëindigen vanaf de datum van inwerkingtreding van de nieuwe overeenkomst, af te sluiten met de Spaanse onderneming van de groep, zijnde Tenneco Automotive Iberica S.A., met maatschappelijke zetel te Polígono Industrial Ureta, Ermua, Vizcaya, Spanje (BTW-nummer A50005784), zijnde 1 januari 2017.

Article 1

The Employer and the Employee agree to terminate the LOU 4 by mutual consent with effect on the date of entering into force of the new agreement to be concluded with the Spanish entity of the group, i.e., Tenneco Automotive Iberica S.A., with registered office located at Polígono Industrial Ureta, Ermua, Vizcaya, Spain (tax number A50005784), i.e., January 1, 2017.

De Werknemer erkent en aanvaardt dat deze beëindiging de beëindiging inhoudt van alle Arbeidsovereenkomsten. Bijgevolg erkent en aanvaardt de Werknemer dat geen van deze Arbeidsovereenkomsten nog verder op hem zullen worden toegepast, noch geldig zullen zijn.	The Employee acknowledges and accepts that this termination includes the termination of all the Employment Contracts. Consequently, the Employee acknowledges and agrees that none of these Employment Contracts shall have any further application to him or force and effect.

Artikel 2

De Partijen erkennen dat, als gevolg van de contractuele beëindiging bij wederzijds akkoord van de Arbeidsovereenkomsten, geen enkel bedrag, van welke aard ook, verschuldigd is door de ene Partij aan de andere Partij, dat zou voortvloeien uit de beëindiging van deze Arbeidsovereenkomsten.

Article 2

Parties acknowledge that, following the contractual resolution by mutual consent of the Employment Contracts, no amount, of any kind whatsoever, is due by either Party to the other Party, arising in connection with the termination of these Employment Contracts.

Artikel 3

Voor zover nodig bevestigt de Werkgever dat hij verzaakt aan de toepassing van enig niet-concurrentiebeding van toepassing na beëindiging van de arbeidsovereenkomst dat tussen Partijen zou zijn gesloten of dat tussen Partijen van toepassing zou zijn.

Article 3

To the extent necessary, the Employer confirms that it renounces to the application of any post-employment non-compete clause that may have been concluded or that would apply between Parties.

Artikel 4	Article 4

Deze Dading maakt een dadingovereenkomst uit in de zin van Artikel 2044 van het Burgerlijk Wetboek.	This Transaction constitutes a settlement agreement in the meaning of Article 2044 of the Belgian Civil Code.

In uitvoering van deze Dading komen Partijen overeen:	By executing this Transaction, the Parties mutually agree:

(a)    de voorwaarden uiteengezet in deze Dading te aanvaarden als volledige regeling bij wijze van dading van alle aanspraken die zij ten opzichte van elkaar zouden hebben, hetzij contractueel of wettelijk of anderszins, hoe ook voortkomend uit de Arbeidsovereenkomsten of de beëindiging ervan;

(a)    to accept the terms set out in this Transaction in full and final settlement of all claims which they may have against each other, whether contractual, statutory or otherwise, howsoever arising in connection with the Employment Contracts or the termination thereof;

(b)    wederkerig te verzaken aan eender welk bestaand recht of een recht dat zou kunnen ontstaan omwille van of ter gelegenheid van de Arbeidsovereenkomsten die bestonden tussen hen, of de beëindiging ervan, met inbegrip van, doch zonder afbreuk te doen aan de algemeenheid van bovenstaande verzaking, elke vordering inzake schadevergoeding wegens contractbreuk, opzegvergoeding, beschermingsvergoeding,

(b)    to waive any other rights arising or to arise as a result of the Employment Contracts having existed between them or the termination thereof, including, but without limiting the generality of the foregoing, any claim for damages for breach of contract, redundancy pay, protection indemnity, arrears of salary, bonus or premiums, vacation pay and any right or claim under or in connection with the Tenneco Inc. Change in Control Severance Benefit Plan for Key Executives as Amended

loonachterstallen, bonussen of premies, vakantiegeld en ieder ander recht of vordering in toepassing van of die verband houdt met het “Tenneco Inc. Change in Control Severance Benefit Plan for Key Executives”, zoals gewijzigd en herwerkt, en in werking getreden op 12 december 2007 (en zoals nadien, van tijd tot tijd, gewijzigd);

and Restated effective December 12, 2007 (and as amended thereafter from time to time) ;

(c) te verzaken aan het instellen van enige gerechtelijke procedure.	(c) to refrain from instituting any proceedings before a court.

Aldus bevestigt iedere Partij dat hij werd voldaan in al zijn rechten ten opzichte van de wederpartij.	As a consequence, each of the Parties certifies that all his rights vis-à-vis the other Party have been fulfilled.

Artikel 5

Elke Partij verzaakt bovendien aan iedere aanspraak uit hoofde van dwaling omtrent het recht of de feiten, evenals uit hoofde van iedere vergetelheid aangaande het bestaan en/of de omvang van zijn rechten.

Article 5 The Parties waive invoking any error of law or of fact and any omission concerning the existence and/or the extent of their rights.

Artikel 6

De onder de Artikelen 4 en 5 van deze Dading genoemde verzakingen gelden niet enkel wederkerig tussen de Partijen, maar tevens wederkering tussen de Werknemer en alle met de Werkgever op welke wijze ook verbonden ondernemingen en iedere onderneming behorende tot de groep waartoe de Werkgever behoort.

Article 6

The renunciations referred to in articles 4 and 5 of this Transaction do not only apply between the Employer and the Employee, but also vis-à-vis any company related to the Employer in whatever way and any company belonging to the group to which the Employer belongs.

Artikel 7 Deze Dading is onderworpen aan het Belgische recht en aan de bevoegdheid van de Belgische rechtbanken.	Article 7 This Transaction is governed by Belgian law and is subject to the exclusive jurisdiction of the Belgian courts.

Deze Dading is opgemaakt te Brussels, op , in twee exemplaren, waarvan elke Partij erkent een origineel exemplaar, ondertekend door de andere Partij, te hebben ontvangen.	This Transaction is drawn up in Brussels on , in two originals, each Party acknowledging receipt of an original copy, duly signed by the other Party.

/s/ Josep Maria Fornos Josep Maria Fornos	/s/ Josep Maria Fornos Josep Maria Fornos

Voor Tenneco Automotive Europe BVBA, /s/ Wolfgang Fries Naam : Wolfgang Fries Functie : VP HR	On behalf of Tenneco Automotive Europe BVBA, /s/ Wolfgang Fries Name : Wolfgang Fries Title: VP HR

[Gelieve elke bladzijde te paraferen en uw handtekening te laten voorafgaan door de handgeschreven vermelding “Gelezen en goedgekeurd”]	[Please initial each page and write “read and approved” before signing]